Exhibit 10.1

Strictly Confidential	Execution

MP/TMA

TERM SHEET FOR PROPOSED FINANCING

March 24, 2008

ISSUER:	Thornburg Mortgage, Inc.

INVESTMENT AMOUNT:	$1,150,000,000, up to an additional $200,000,000 contingent upon the extent to which the Tender Offer referred to below is accepted (the “Investment Amount Increase”).

INVESTMENT:

•       Senior Subordinated Secured Notes (the “Notes”);

•       detachable Warrants (the “Warrants”) for the purchase of up to 48% of the fully-diluted shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements; and

•       prepaid cash-settled agreement relating to the Issuer’s and its subsidiaries’ portfolio of mortgages and other assets constituting the Collateral (as defined below) providing for a payment of the excess of the principal of such portfolio over the related debt as set forth below (collectively, the “Investment”).

INVESTORS:	MatlinPatterson Global Opportunities Partners III L.P., a Delaware limited partnership, MatlinPatterson Global Opportunities Partners (Cayman) III L.P., a Cayman limited partnership and/or one or more entities created by or affiliated with either of the foregoing partnerships (collectively, “MatlinPatterson”) - $450,000,000; other investors reasonably acceptable to MatlinPatterson – TBD.

SENIOR SUBORDINATED SECURED NOTES

Security:	$1,150,000,000 aggregate principal amount of Notes, plus up to an additional $200,000,000 upon the occurrence of the Investment Amount Increase.

Purchase Price:	$1,050,000,000, plus up to an additional $200,000,000 upon the occurrence of the Investment Amount Increase.

Maturity:	March 31, 2015

Interest:	The Notes will bear interest, payable in cash semi-annually in arrears, at a rate equal to 18% per annum, subject to the Interest Rate Change upon the occurrence of the Triggering Event and the issuance of the Additional Warrants (as defined below).

Interest Payment Dates:	March 31 and September 30, commencing September 30, 2008.

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Ranking:

The Notes will be general senior subordinated secured obligations of the Issuer and (without giving effect to their collateral position):

•        are subordinated in right of payment to all existing senior debt of the Issuer;

•        rank equally in right of payment to any future senior subordinated debt of the Issuer; and

•        are senior in right of payment to all existing and future subordinated debt of the Issuer.

Guarantees:	By each domestic subsidiary of the Issuer; guarantees shall be subordinated only if and to the extent necessary pursuant to the terms of existing agreements.

Collateral:	Secured by as senior a lien as possible on any available assets of the Issuer and its subsidiaries pursuant to the terms of existing agreements.

Mandatory Offers to Purchase:	Change of control put at 101%. Put for certain asset dispositions at 100%.

Interest Rate Change:	Upon the occurrence of the Triggering Event and the issuance of the Additional Warrants, interest payable on the Notes will decrease to 12% per annum, payable in cash semi-annually in arrears on each March 31 and September 30 (the “Interest Rate Change”). All unpaid interest accrued at a rate in excess of 12% per annum at the time of the Interest Rate Change shall be cancelled.

Covenants:	Customary restrictive covenants for secured bond financings with customary exceptions, including, without limitation, limitations on the Issuer’s and its subsidiaries’ ability to incur, assume or guarantee indebtedness; issue redeemable stock and preferred stock; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt that is junior in right of payment to the notes; make loans, investments and capital expenditures; incur liens; layer indebtedness; restrict dividends, loans or asset transfers from our subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; consolidate or merge with or into, or sell substantially all of our assets to, another person; enter into transactions with affiliates; and enter into new lines of business. Subject to satisfactory completion of a due diligence investigation by the Investors, the foregoing restrictive covenants will be as consistent as practicable with the covenants contained in the indenture governing the Senior Notes of the Issuer due May 15, 2013. In addition, covenant limiting the Issuer’s and its subsidiaries’ ability to incur, assume or guarantee any senior indebtedness. Lastly, the Issuer and the Investors will covenant to treat the Notes as debt for U.S. federal income tax purposes.

Representations and Warranties:	Customary representations and warranties provided to the initial purchasers of secured bond financings.

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Events of Default:	Customary events for secured bond financings to be agreed upon, with grace periods and materiality thresholds to be agreed upon where appropriate, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments and the early expiration or termination of the Override Agreement.

Transfer & Registration Rights:	The holders of the Notes will receive customary rights to an exchange offer and/or shelf registration rights with respect to the Notes, including the requirement to have consummated an exchange offer or to have an effective resale shelf registration statement within 90 days of issuance.

Governing Law:	New York

PREPAID CASH-SETTLED AGREEMENT

The Issuer and the Investors shall enter into a 7-year prepaid cash-settled agreement (the “Prepaid Agreement”) whereby the Investors shall pay the Issuer $100,000,000 and in return the Investors shall receive, commencing in April 2009, a payment in the amount of the excess of (x) the principal payments on the portfolio of mortgages and other assets constituting Collateral (as defined in the Override Agreement) received prior to the maturity of the Prepaid Agreement and mark-to-market valuation of the Collateral at the maturity of the Prepaid Agreement over the (y) principal amount of the obligation under the Financing Agreement (as defined in the Override Agreement) relating to such Collateral. The Prepaid Agreement may consist of one or more agreements covering all or portions of the Collateral. The Issuer shall make payments on such Prepaid Agreement only to the extent that any amounts in respect of principal on the Collateral are released to the Issuer or its subsidiaries under the Financing Agreement and upon maturity of the Prepaid Agreement. The Prepaid Agreement shall be subject to an early termination before the 7th year anniversary at the Issuer’s option upon the occurrence of the Trigger Event and upon the Issuer issuing to the Investors additional warrants (the “Additional Warrants”) to purchase such number of shares of Common Stock such that the Initial Warrants and the Additional Warrants collectively will be exercisable for shares of Common Stock that constitute 90% of the shares of Common Stock outstanding on a fully diluted basis (after giving effect to all anti-dilution adjustments under all existing instruments and agreements). The Investors shall have no liability under the Prepaid Agreement in the event the excess of (x) over (y) above is negative, other than to the extent of the initial $100,000,000 payment.

WARRANTS

Warrants:	Warrants (the “Initial Warrants”) to purchase approximately 48% of the shares of Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements.

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Exercise Price:	$0.01 per share.

Exercise Period:	From the date of issuance to 5:00 p.m., New York City time, on March 31, 2015.

Antidilution Adjustments:	The Exercise Price and number of shares of Common Stock issuable upon exercise of each Warrant are subject to adjustment in the event of distributions of Common Stock, subdivisions, splits and combinations of Common Stock, any cash distributions, distributions with respect to Common Stock other than in Common Stock or in cash and certain issuer tender offers for Common Stock.

Other:	The Warrants will be issued in a private placement transaction and, as such, will not be registered under the Securities Act of 1933, as amended. The holders of the Warrants will receive customary demand, piggyback and shelf registration rights with respect to the shares of Common Stock underlying the Warrants, including the requirement to have an effective shelf registration statement within 180 days of closing. MatlinPatterson and certain other holders of warrants will each have the right to designate directors of the Issuer.

Listing:	The Issuer will apply to list the shares of Common Stock issuable upon exercise of the Warrant on the NYSE.

Governing Law:	New York

USE OF PROCEEDS:	As set forth on Schedule I

TRIGGERING EVENT:	The occurrence of both of the following events shall be the “Triggering Event.”

Shareholder Vote:	The Issuer shall hold a shareholder vote as promptly as practicable but no later than by June 15, 2008 at which its shareholders shall approve, among other things, amendments to its Articles of Incorporation to increase the number of authorized shares of Common Stock. Outside Maryland counsel to the Issuer shall opine as to the effectiveness of the foregoing.

Tender Offer:	The Issuer will complete, as promptly as practicable, self-tenders for at least 90% of the aggregate liquidation preference of its outstanding preferred stock and at least 66 2/3% of the aggregate liquidation preference of each series of its outstanding preferred stock, at a price of $5 per $25 of liquidation value plus, if the Shareholder Vote is obtained, Warrants to purchase an aggregate of 5% of the Common Stock outstanding on a fully diluted basis and, if the Shareholder Vote is not obtained, alternative consideration. The tender offers will be combined with consent solicitations to delete restrictive covenants, including without limitation voting and dividend blocker provisions in the Articles Supplementary for such series of preferred stock.

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ADDITIONAL COVENANTS:

NYSE Shareholder Vote:	By March 31, 2008, the Issuer shall have obtained the shareholder approval required by Section 312.03 of the New York Stock Exchange’s (the “NYSE’s”) Listed Company Manual or shall comply with all the requirements of the exception set forth in Section 312.05 of the NYSE’s Listed Company Manual.

Board Action:	The Issuer’s Board of Directors shall waive any limitations on ownership of Common Stock under Maryland law, under the Issuer’s Articles of Incorporation and under the Issuer’s Shareholder Rights Agreement. Outside Maryland counsel to the Issuer shall opine as to the effectiveness of the foregoing (counsel need not opine as to the adequacy of the evidence submitted pursuant to Article 10(E) of the Issuer’s Articles of Incorporation).

Management Agreement:	Waiver of Change of Control put right by Thornburg Mortgage Advisory Corporation.

Hart-Scott-Rodino Antitrust Improvements Act of 1976:	The Issuer and the Investors shall make all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as promptly as practicable.

Opinions:	Counsel to the Issuer shall provide customary opinions relating to the Investment.

CONFIDENTIALITY:	This Term Sheet, as well as the existence, substance and status of discussions between the parties concerning the transactions contemplated hereby, will be kept strictly confidential and its contents will remain strictly confidential and will not be disclosed to any person, whether orally or in writing, other than legal, accounting and financial advisors of the parties unless and until the parties agree upon the language and timing of an announcement.

TERMINATION FEE:	If MatlinPatterson and the Company do not enter into enter definitive Documents with respect to the Investment by March 27, 2008, then the Company shall pay to MatlinPatterson by two business days thereafter the amount of (i) $18,000,000 plus (ii) the out-of-pocket expenses of MatlinPatterson with respect to the negotiation of this Term Sheet and the definitive Documents, including the fees and expenses of its legal, financial and tax advisors.

TIMING OF TRANSACTION:	MatlinPatterson and the Issuer acknowledge and agree, upon the signing of this Term Sheet, to prepare and negotiate in good faith the legal documents necessary to make the Investment including but not limited to, an indenture governing the Notes, the Notes, a Warrant Agreement with respect to the Warrants, the Warrants, and the Prepaid Agreement (collectively, the “Documents”).

Strictly Confidential

CONDITIONS PRECEDENT:

The Investment by the Investors is subject to (i) the preparation, negotiation and execution of definitive Documents, which definitive Documents shall contain customary representations, warranties, and covenants in form and substance acceptable to the Investors, (ii) the successful negotiation of an equity investment in Thornburg Mortgage Advisory Corp. by the Investors with certain consent rights, (iii) the absence of any material adverse change in the business condition, financial or otherwise, of the Issuer and (iv) the performance by the Issuer and its affiliates of the Additional Covenants and their other obligations hereunder.

The Investment by MatlinPatterson is further subject to an aggregate Investment by other Investors of at least $700,000,000, or up to $900,000,000 upon the occurrence of the Investment Amount Increase.

Issuer’s acceptance of the Investment is subject to the preparation, negotiation and execution of definitive Documents in form and substance acceptable to the Issuer.

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This Term Sheet does not constitute an offer to sell or the solicitation of an offer to buy securities. This Term Sheet constitutes a binding commitment by the parties hereto, subject, except in the case of the sections above entitled “Confidentiality” and “Termination Fee”, to the fulfillment of the Conditions Precedent.

This Term Sheet supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties hereto with respect to the matters referred to immediately above hereof.

The parties, being fully aware of the content and legal implications of this Term Sheet, have executed this Term Sheet as of the date set forth on the first page of this Term Sheet.

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS III L.P.

BY: MATLINPATTERSON GLOBAL ADVISOR LLC, as Investment Manager

By:	/s/ David J. Matlin
Name:	David J. Matlin
Title:	Chief Executive Officer

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (CAYMAN) III L.P.

BY: MATLINPATTERSON GLOBAL ADVISERS LLC, as Investment Manager

By:	/s/ David J. Matlin
Name:	David J. Matlin
Title:	Chief Executive Officer

THORNBURG MORTGAGE INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	President & Chief Executive Officer

THORNBURG MORTGAGE ADVISORY CORPORATION

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Managing Director

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Schedule I

Sources & Uses of Proceeds

(in millions)

Sources		Uses
		Margin Calls on Repo and Auction Swaps with Counterparties	$530
		Satisfaction of Deficiencies	$50 - $60
		Liquidity Fund	$350
		Tender Offer	$200
Proceeds from Investment	$1,350	Working Capital	$210 - $220

		Total	$1,350